                                                                     Exhibit 12

                                          THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                                          ----------------------------------------------
                          Statements of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
                          ------------------------------------------------------------------------------
                                                          ($ in millions)


                                                                             Twelve Months                      Twelve Months
                                                                              Ended March 31,                 Ended December 31,
                                                                         ----------------------          ------------------------
                                                                           1997          1996               1996          1995
                                                                           ----          ----               ----          ----
Consolidated Income (Loss) from Continuing Operations
 before Income Taxes ..............................................       330.6       (616.6)             337.5          (643.0)

Adjustments:
  Interest during construction ....................................        (1.4)       (20.4)              (1.1)          (20.2)
  Distributed (Undistributed) equity income........................         1.7         (2.8)               1.5            (7.9)
  Fixed charges....................................................       161.2      1,079.4              164.3         1,040.8
                                                                          -----      -------              -----         -------
    Earnings Available.............................................       492.1        439.6              502.2           369.7
                                                                          -----      -------              -----         -------

Fixed Charges:
  Interest on long-term and short-term debt........................       146.6      1,028.3              150.8           987.2
  Other interest...................................................        14.7         51.1               13.5            53.6
  Portion of rentals representing interest.........................        20.4         20.7               20.3            20.5
                                                                          -----      -------              -----         -------
Total Fixed Charges *, **..........................................       181.7      1,100.1              184.6         1,061.3
                                                                          -----      -------              -----         -------

Ratio of Earnings Before Taxes to Fixed Charges....................        2.71       N/A(a)               2.72          N/A(a)
                                                                          =====      =======              =====         =======

                                                                                     Twelve Months
                                                                                   Ended December 31,
                                                                            ----------------------------------
                                                                             1994           1993           1992
                                                                             ----           ----           ----
Consolidated Income (Loss) from Continuing Operations
 before Income Taxes ..............................................         392.2          288.1         161.4

Adjustments:
  Interest during construction ....................................            -              -              -
  Distributed (Undistributed) equity income........................          (0.9)          (0.1)         (0.1)
  Fixed charges....................................................          14.8          101.5          13.7
                                                                            -----          -----         -----
    Earnings Available.............................................         406.1          389.5         175.0
                                                                            -----          -----         -----

Fixed Charges:
  Interest on long-term and short-term debt........................           0.7            3.1           4.9
  Other interest...................................................          14.1           98.4           8.8
  Portion of rentals representing interest.........................          18.9           18.5          19.3
                                                                            -----          -----         -----
Total Fixed Charges *, **..........................................          33.7          120.0          33.0
                                                                            -----          -----         -----

Ratio of Earnings Before Taxes to Fixed Charges....................         12.05           3.25          5.30
                                                                            =====          =====         =====

(a) To achieve a one-to-one coverage, the Corporation would need an additional $660.5 and $691.6 million of earnings, for the twelve months ended March 31, 1996 and the twelve months ended December 31, 1995, respectively.

* This amount excludes approximately $230 million, $210 million and $204 million of interest expense not recorded for the twelve months ended December 31, 1994, 1993 and 1992, respectively. This amount includes interest expense of $982.9 million including the write-off of unamortized discounts on debentures recorded in 1995. Reference is made to the Statements of Consolidated Income for the quarterly period ended March 31, 1996, as reported in Form 10-Q.

**This amount excludes $8.6 million of interest expense not recorded with respect to the registrant's guarantee of LESOP Trust's debentures for the twelve months ended December 31, 1994, 1993 and 1992.